Exhibit 99.1
FOR IMMEDIATE RELEASE
Media Contact:
Marc Abshire
(571) 434-5151
marc.abshire@NeuStar.biz
NeuStar Retains Operational Control Of .BIZ Registry
ICANN Board Approves Agreement For Global Top-Level Domain
STERLING, Va., December 13, 2006 — NeuStar, Inc. (NYSE: NSR), a provider of essential communications services to the global communications and Internet industry, announced today that it has successfully renegotiated its agreement with the Internet Corporation for Assigned Names and Numbers (ICANN) to maintain operational and administrative control of the registry for the .BIZ global top-level domain (gTLD).
The new .BIZ agreement runs through 2012 and is an important step toward the equitable treatment of all registry operators. For the first time since .BIZ was introduced in 2002, the agreement allows for a price increase of up to 10% per year and contains a “presumptive renewal” provision for successive terms, thus enabling new business opportunities and greater operating flexibility for NeuStar.
“ICANN’s approval of the new .BIZ agreement helps to secure NeuStar’s long-term involvement in the essential infrastructure of the Internet’s Domain Name System,” commented Gerald J. Kovach, senior vice president of external affairs at NeuStar. “This new agreement will help foster meaningful competition, enhance security and stability, and ensure continued choice for Internet consumers. Together with NeuStar’s April 2006 acquisition of UltraDNS, this new agreement reinforces our long-term commitment to IP services. We look forward to continuing our work with ICANN on other important

Internet domain issues, such as the introduction of new gTLDs and Internationalized Domain Names.”
Highlights of the renegotiated .BIZ agreement include:
•	An initial six-year term, with the inclusion of a presumptive renewal clause that mirrors similar clauses in ICANN’s .COM and .NET agreements.

•	A price increase allowance of not more than 10% per year, provided .BIZ registrants receive six-month advance notice of any planned price increase related to domain name registrations.
About NeuStar, Inc.
NeuStar (NYSE: NSR) is a provider of essential clearinghouse and directory services to the global communications and Internet industry. Visit NeuStar online at www.NeuStar.biz.
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